UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2024

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 30, 2024, Apache Corporation, a Delaware corporation (“Apache”), entered into an unsecured guaranty of obligations under an unsecured syndicated credit agreement then entered into by APA Corporation, a Delaware corporation (“APA”), of which Apache is a wholly owned subsidiary.

Apache has guaranteed obligations under a Credit Agreement, dated as of January 30, 2024, among APA, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto (the “Credit Agreement”). Apache’s guaranty is effective until the aggregate principal amount of indebtedness under senior notes and debentures outstanding under Apache’s existing indentures first is less than $1.0 billion.

The lenders under the Credit Agreement have committed an aggregate $2.0 billion for senior unsecured delayed-draw term loans to APA, the proceeds of which, subject to satisfaction of certain limited conditions, APA may use to refinance certain indebtedness of Callon Petroleum Company, a Delaware corporation (“Callon”), upon or after closing of APA’s pending acquisition of Callon pursuant to the previously announced Agreement and Plan of Merger among APA, Astro Comet Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of APA, and Callon, dated January 3, 2024 (the “Merger Agreement”).

Two tranches of term loans would be available to APA for borrowing only on the date of closing of transactions under the Merger Agreement and satisfaction of certain other conditions under the Credit Agreement (the “Closing Date”); of the aggregate $2.0 billion in commitments, $1.5 billion is for term loans that would mature three years after the Closing Date (the “3-Year Tranche Loans”) and $500 million is for term loans that would mature 364 days after the Closing Date (the “364-Day Tranche Loans”).

Indebtedness of Callon that APA could refinance by borrowing under the Credit Agreement on the Closing Date includes indebtedness outstanding under (i) the Amended and Restated Credit Agreement, dated October 19, 2022, among Callon, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (the “Callon Credit Agreement”), (ii) Callon’s 6.375% Senior Notes due 2026 (“Callon’s 2026 Notes”), (iii) Callon’s 8.00% Senior Notes due 2028 (“Callon’s 2028 Notes”), and (iv) Callon’s 7.500% Senior Notes due 2030 (“Callon’s 2030 Notes”, and together with the Callon Credit Agreement, Callon’s 2026 Notes, and Callon’s 2028 Notes, the “Callon Indebtedness”).

Limited conditions to funding on the Closing Date loans requested by APA in accordance with the Credit Agreement include:

•

consummation of the transactions under the Merger Agreement without giving effect to changes thereto or waivers thereunder that would be materially adverse to the interests of the lenders or arrangers under the Credit Agreement without their consent;

•

accuracy of certain representations of APA in the Credit Agreement and Callon in the Merger Agreement before and after giving effect to consummation of transactions under the Credit Agreement and the Merger Agreement;

•

no payment, insolvency, or bankruptcy event of default in respect of APA under the Credit Agreement before and after giving effect to consummation of transactions under the Credit Agreement and the Merger Agreement has occurred and continues;

•	no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred since the date of the Merger Agreement;

•	APA’s certification of its solvency immediately after giving effect to consummation of the transactions under the Credit Agreement and the Merger Agreement;

•	each lender’s receipt of specified “know your customer” and beneficial ownership information;

•	APA’s delivery of specified audited annual and unaudited interim financial statements of APA and Callon in respect of certain periods before the Closing Date;

•	APA’s payment of fees, costs, and expenses then due and payable under the Credit Agreement; and

•

repayment of all indebtedness outstanding under the Callon Credit Agreement and Callon’s 2026 Notes, and Callon having no other material indebtedness for borrowed money except for Callon’s 2028 Notes and Callon’s 2030 Notes or as permitted under the Credit Agreement or the Merger Agreement.

Proceeds of loans made under the Credit Agreement may only be used to refinance the Callon Indebtedness and repay fees and expenses related to transactions under the Credit Agreement and the Merger Agreement. To the extent that borrowings by APA under the Credit Agreement are not so used on or before the date that is 120 days after the Closing Date, APA then must prepay the amount of such unused borrowings.

If $400 million or more in aggregate principal amount of Callon’s 2028 Notes and Callon’s 2030 Notes remains outstanding on the date which is 120 days after the Closing Date, Callon then must guarantee APA’s obligations under the Credit Agreement effective until the aggregate outstanding principal amount of Callon’s 2028 Notes and Callon’s 2030 Notes first is less than $400 million.

APA may at any time prepay loans under the Credit Agreement. APA may at any time terminate, or from time to time reduce, the lenders’ commitments under the Credit Agreement. Unless previously terminated, the lenders’ commitments automatically terminate on the first to occur of: (i) the Closing Date, after giving effect to funding of each lender’s commitments on the Closing Date, (ii) APA’s acquisition of Callon pursuant to the Merger Agreement without loans being made under the Credit Agreement, (iii) termination of the Merger Agreement in accordance with its terms, and (iv) the Termination Date (as defined in, and may be extended pursuant to, the Merger Agreement).

All borrowings under the Credit Agreement would be in U.S. Dollars and bear interest at one of the following two rate options, as selected by APA, plus the indicated margin:

•

One option is a base rate per annum equal to the greatest of (i) the applicable prime rate, (ii) the greater of the applicable federal funds rate and overnight bank funding rate, plus 0.50%, and (iii) an adjusted secured overnight financing rate published by the Federal Reserve Bank of New York (“SOFR”) for a one-month interest period plus 1.0%. The margin for this rate option (“Base Rate Margin”) is a rate per annum varying from 0.25% to 1.0% for 364-Day Tranche Loans, 0.375% to 1.125% for 3-Year Tranche Loans until the second anniversary of the Closing Date, and 0.625% to 1.375% for 3-Year Tranche Loans after the second anniversary of the Closing Date, in each case, based on the rating for senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of APA, or if such indebtedness is not rated and the Apache guaranty is in effect, of Apache (“Long-Term Debt Rating”). Apache’s Long-Term Debt Rating currently applies.

•

The second option is an adjusted SOFR rate, plus a margin at a rate per annum varying from 1.25% to 2.0% for 364-Day Tranche Loans, 1.375% to 2.125% for 3-Year Tranche Loans until the second anniversary of the Closing Date, and 1.625% to 2.375% for 3-Year Tranche Loans after the second anniversary of the Closing Date, in each case, based on the Long-Term Debt Rating (“Applicable Margin”). For SOFR-based interest rates, APA may select an interest period of one, three, or six months.

Currently, the Base Rate Margin is 0.625% for 364-Day Tranche Loans and 0.75% for 3-Year Tranche Loans, and the Applicable Margin is 1.625% for 364-Day Tranche Loans and 1.75% for 3-Year Tranche Loans.

The Credit Agreement provides for a ticking fee payable by APA at a rate of 0.225% per annum on the daily average undrawn aggregate commitments thereunder; the ticking fee accrues during the period beginning on the date that is 90 days after January 3, 2024 to the earlier of (i) termination or expiration of the commitments or (ii) the Closing Date.

APA is subject to representations and warranties, covenants, and events of default under the Credit Agreement substantially similar to those in APA’s existing committed syndicated credit agreements entered into in April 2022, such as:

•

A financial covenant requires APA to maintain an adjusted debt-to-capital ratio of not greater than 60% at the end of any fiscal quarter. For purposes of this calculation, capital continues to exclude the effects of non-cash write-downs, impairments, and related charges occurring after June 30, 2015.

•

A negative covenant restricts the ability of APA and its subsidiaries to create liens securing debt on their hydrocarbon-related assets, with exceptions for liens typically arising in the oil and gas industry; liens securing debt incurred to finance the acquisition, construction, improvement, or capital lease of assets, provided that such debt, when incurred, does not exceed the subject purchase price and costs, as applicable, and related expenses; liens on subsidiary assets located outside of the U.S. and Canada; and liens arising as a matter of law, such as tax and mechanics’ liens. Liens on assets also are permitted if debt secured thereby does not exceed 15% of APA’s consolidated net tangible assets.

•

Negative covenants restrict APA’s ability to merge with another entity unless it is the surviving entity, a borrower’s disposition of substantially all of its assets, prohibitions on the ability of certain subsidiaries to make payments to borrowers, and guarantees by APA or certain subsidiaries of debt of non-consolidated entities in excess of the stated threshold.

•

After the Closing Date, Lenders may accelerate payment maturity and terminate lending commitments for nonpayment and other breaches; if APA or certain subsidiaries defaults on other indebtedness in excess of the stated threshold, has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold, or has specified pension plan liabilities in excess of the stated threshold; or APA undergoes a specified change in control. Such acceleration and termination are automatic upon specified insolvency events of APA or certain subsidiaries.

The Credit Agreement does not permit lenders to accelerate maturity based on unspecified material adverse changes and does not have prepayment obligations in the event of a decline in credit ratings.

The foregoing is a summary of the Credit Agreement and related Apache guaranty, does not purport to be complete, and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.2 to this report and incorporated herein by reference, and related Apache Guaranty, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Credit Agreement and related Apache Guaranty sometimes is referred to herein as a “Credit Document”. Each Credit Document has been filed with this report to provide investors and security holders with information regarding its terms; it is not intended to provide any other factual information about APA, Apache, or Callon. Representations, warranties, and covenants in each Credit Document were made only for purposes of such Credit Document, were solely for the benefit of the parties to such Credit Document, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such Credit Document. Representations and warranties in each Credit Document may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under any Credit Document and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of APA, Apache, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of each Credit Document, which subsequent information may or may not be fully reflected in public disclosures of APA or Apache.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Guaranty, dated as of January 30, 2024, made by Apache Corporation in favor of each of the lenders and agents party to the Credit Agreement, dated as of January 30, 2024, among APA Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

10.2	Credit Agreement, dated as of January 30, 2024, among APA Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: January 30, 2024	By:	/s/ Ben C. Rodgers
Ben C. Rodgers,
Senior Vice President and Treasurer